Exhibit 3.11

CERTIFICATE OF INCORPORATION

OF

CELANESE FIBERS OPERATIONS, LTD.

FIRST:	The name of the Corporation is Celanese Fibers Operations, Ltd.

SECOND:

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

THIRD:	The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:	The Corporation shall have the authority to issue 1,000 shares of common stock at no par value.

FIFTH:	The name and bailing address of the sole incorporator is as follows:

Thomas A. Kruger
Celanese Smoking Products,
a division of Celanese Corporation
P.O. Box 32414
Charlotte, NC  28232

SIXTH:	The Corporation is to have perpetual existence.

SEVENTH:	The directors of the Corporation shall have the power to adopt, repeal, or amend the By-Laws of the Corporation.

EIGHTH:	Elections of directors need not be by written ballot. Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide.

I, THOMAS A. KRUGER, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 18th day of. September, 1986.

/s/ Thomas A. Kruger
Thomas A. Kruger